Exhibit 10.2
Fourth Amendment to the
comScore, Inc.
Amended and Restated
2018 Equity and Incentive Compensation Plan
THIS FOURTH AMENDMENT (the “Fourth Amendment”) to the comScore, Inc. Amended and Restated 2018 Equity and Incentive Compensation Plan (as amended, modified or supplemented from time to time, the “Plan”) was adopted by comScore, Inc.’s (the “Company’s”) board of directors (the “Board”) on April 5, 2024, to be effective June 12, 2024 (the “Fourth Amendment Effective Date”).
W I T N E S S E T H:
WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company;
WHEREAS, the Company’s Board has determined that it is desirable to amend the Plan, effective as of the Fourth Amendment Effective Date and subject to approval by the stockholders of the Company, to increase the maximum number of shares for which Awards may be granted under the Plan; and
WHEREAS, Section 18 of the Plan provides that the Board may amend the Plan from time to time, subject to approval by the stockholders of the Company as required by applicable law.
NOW, THEREFORE, the Plan shall be amended as of the Fourth Amendment Effective Date, subject to approval by the Company’s stockholders, as set forth below:
1.Section 3(a)(i) of the Plan shall be deleted in its entirety and replaced with the following:
Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, (F) dividend equivalents paid with respect to awards made under this Plan, or (G) awards corresponding to those described in the preceding clauses (A) through (F) that were made under the Prior Plan will not exceed in the aggregate the sum of (x) 37,850,000 shares of Common Stock; provided, however, that the remaining shares available for issuance as of December 19, 2023 (including any shares covered by unsettled awards outstanding as of such date) shall be adjusted by dividing such remaining shares by 20 to give effect to the Company’s reverse stock split of Common Stock, effective as of December 20, 2023, plus (y) 900,000 shares of Common Stock. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.
NOW, THEREFORE, be it further provided that, except as set forth above, the Plan shall continue to read in its current state.
IN WITNESS WHEREOF, the Company has caused the execution of this Fourth Amendment by its duly authorized officer, effective as of the Fourth Amendment Effective Date and subject to approval of the Company’s stockholders.
COMSCORE, INC.

By:    /s/ Ashley Wright
Name:    Ashley Wright
Title:    Secretary
Date:    April 5, 2024